AAON Announces New Markets Tax Credit for New Facility in Longview

Tulsa, OK - (October 28, 2019) - AAON, Inc. (NASDAQ: AAON), a leading manufacturer of heating and cooling products, today announced a New Markets Tax Credit ("NMTC") allocation for its new facility expansion at the Longview, Texas manufacturing plant. AAON received a $23.0 million NMTC allocation for the project and secured low interest financing and the potential for future debt forgiveness related to the expansion.

In August, AAON broke ground on a 195,000 square feet building with an expected completion date of October 2020. The building will be used for both coil warehouse storage and equipment manufacturing operations. The NMTC program was created to stimulate economic growth and increase the flow of capital to businesses and low-income communities by providing a modest tax incentive to private investors.

“The expansion of our Longview operation provides opportunities for both AAON and the Longview community to experience transformational economic growth. We are excited to receive this NMTC and can’t wait to see future improvement and impact it will have on the community.” said Gary Fields, President of AAON.

About AAON
AAON is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, condensing units, makeup air units, energy recovery units, geothermal/water-source heat pumps, coils, and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Contact:
Eric Taylor
Phone: 918-583-2266
Email: marketing@aaon.com